naturalnano
delivering nanomaterial innovations

May 1st, 2013

Justin Escher Alpert
56 Amherst Place
Livingston, NJ 07039

Re: Note Assignment

Gentlemen:

Reference is hereby made to the (i) 8% Senior Secured Promissory Note dated March 6, 2007, issued by NaturalNano, Inc., a Nevada corporation (the "Company"), in the original principal amount of $97,500 (the "Note") to Platinum Advisors, LLC. (the "Holder") and (ii) Assignment Agreement dated as of May 1st, 2013 (the "Assignment") between the Holder and Merit Consulting, LLC (the "Assignee").

The Company does hereby certify the following to Justin Escher Alpert ("JEA") so that JEA may rely on such statements in the preparation of a legal opinion requested by the Holder in connection with the conversion of the Note.

1. Note. The outstanding principal amount of the Note as of May 1st, the date of assignment, was $411,206. The Note was duly authorized and issued by the Company and represents a valid obligation of the Company to the Holder. Prior to the effectiveness of the Assignment, the Holder was the sole beneficial and record owner of the Note, free and clear of all liens, restrictions, charges or other encumbrances and any preemptive or subscription rights, and has not assigned or otherwise transferred or granted any interest in the Note.

2. Assignment. As a result of the Assignment, the Company recognizes the Assignee as the sole beneficial and record owner of the Note, free and clear of all liens, restrictions, charges or other encumbrances and any preemptive or subscription rights, and has not assigned or otherwise transferred or granted any interest in the Note. The Holder has no claims to the Note.

3. Issuance of the Shares. The obligation of the Company to issue shares of common stock pursuant to the terms of the Note was duly authorized by all necessary corporate action by the Company, and any shares to be issued upon the conversion of the Note in accordance with its terms shall be duly and validly issued, fully paid and non-assessable shares of common stock.

4. Affiliate Status. Neither the Holder nor any affiliates (as the term is defined in Rule 144(a)(l)) of the Holder is a direct or indirect affiliate of the Company.

Neither the Assignee nor any affiliates (as the term is defined in Rule 144(a)(l)) of the Holder is a direct or indirect affiliate of the Company.

5. SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

6. Shell Status. The Company was never and is not a shell company (as such term is described in Rule 144(i)(1)). The Company has every intention to maintain its filing obligations with the Securities and Exchange Commission.

The Company acknowledges that JEA will rely upon the completeness and accuracy of the statements contained herein for the purpose of issuing a legal opinion on behalf of the Assignee for the purpose of removing the 1933 restrictive legend from the shares of common stock to be issued to the Assignee upon due conversion of the Note. The Company further specifically authorizes JEA to rely on this letter and understands that JEA would not issue such legal opinions on behalf of the Assignee without the execution and delivery of this letter by the Company.

The undersigned has full capacity and authority to execute and deliver this letter to JEA on behalf of the Company.

Sincerely,

NATURALNANO, INC.

Name: jim wemett
Title: CEO